William Plovanic Resigns as President and Chief Executive Officer and Will Continue to Serve Solely as Director

Obalon’s Executive Chairman, Andy Rasdal, will reassume CEO position

SAN DIEGO, CA, May 8, 2020 (GLOBE NEWSWIRE) -- Obalon Therapeutics, Inc. (NASDAQ:OBLN), a vertically integrated weight loss solutions company commercializing the first and only FDA-approved swallowable, gas-filled intragastric balloon system for the treatment of obesity, announces that William Plovanic, the Company’s President and CEO has announced his resignation in order to accept another position.

Andy Rasdal, Executive Chairman and former CEO from June 2008 through January 2019, will assume the position of CEO upon Mr. Plovanic’s departure.

To assist the Company in the transition, Mr. Plovanic has agreed to remain as President and CEO through completion and filing of Obalon’s Form 10-Q for the quarter ended March 31, 2020 (the “Quarterly Report”). During the transition period, Mr. Plovanic will also begin to perform duties related to his new role with another organization. Mr. Plovanic will continue to serve as a director of Obalon after his transition.

Due to impact of COVID-19 and the “stay at home” directives issued by the Governor of California, the Company has experienced significant disruptions to its business and operations. In particular, there has been a substantial diversion of attention and resources away from the Company’s usual quarterly reporting processes and the Company has had limited access to its facilities and key personnel, all of which has disrupted the normal accounting and reporting process for the Quarterly Report. In light of this, the Company intends to rely on the recent order issued by the Securities and Exchange Commission under Section 36 of the Securities Exchange Act of 1934, as amended, Modifying Exemptions From the Reporting and Proxy Deliver Requirements for Public Companies (Release No. 34-88465) (the “Order”) that provides conditional relief to registrants that are unable to meet certain filing deadlines due to circumstances related to COVID-19. Consistent with Order, the Company intends to file its Quarterly Report no later than June 29, 2020.

About Obalon Therapeutics, Inc.
Obalon Therapeutics, Inc. (NASDAQ:OBLN) is a San Diego-based company focused on developing and commercializing novel technologies for weight loss. For more information, please visit http://www.obalon.com.
Cautionary Statement Regarding Forward Looking Statements
This press release contains forward-looking statements that are not purely historical regarding Obalon’s or its management’s intentions, beliefs, expectations and strategies for the future, including those related to new products and their potential benefits. All forward-looking statements and reasons why results might differ included in this press release are made as of the date of this release, based on information currently available to Obalon, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward looking statements. The risks and uncertainties that may cause actual results to differ materially from Obalon’s current expectations are more fully described in Obalon’s annual report on Form 10-K for the period ended December 31, 2019 and its other reports, each as filed with the Securities and Exchange Commission. Except as required by law, Obalon assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

For Obalon Therapeutics, Inc.
Investor Contact:
Bill Plovanic
President and Chief Executive Officer
Obalon Therapeutics, Inc.
Office: +1 760 607 5103
wplovanic@obalon.com